Exhibit 8

                          August 27, 1996


Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, DE 19807

Gentlemen:

     Sears Roebuck Acceptance Corp. ("SRAC") may issue up to U.S. $2,000,000,000 of Medium-Term Notes Series III (the "Notes") due at least 9 months from the date of issue as described in the Prospectus Supplement dated August 22, 1996 to the Prospectus dated August 22, 1996 relating to the initial offering and sale of the Notes (the "Prospectus").

     This opinion is rendered to you in support of an opinion of Robert J. Pence, Vice President, Law, of even date herewith, rendered pursuant to Section 8(c) of the Distribution Agreement dated August
22, 1996, among SRAC, Goldman, Sachs & Co., Merrill Lynch, Pierce,
Fenner & Smith Incorporated, Morgan Stanley & Co., Incorporated and Salomon Brothers Inc. (the "Distribution Agreement").

     As special tax counsel to SRAC, we have examined such records and documents of SRAC as we deemed necessary and relevant for purposes of rendering our opinion as to the principal United States federal income and estate tax consequences to persons holding Notes, including (i) the Prospectus, (ii) the Prospectus Supplement, (iii) the Indenture dated as of May 15, 1995 between The Chase Manhattan Bank, N.A., and SRAC, (iv) the form of Notes to be issued under the Indenture, and (v) the Distribution Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings assigned to them in the Prospectus and the Prospectus Supplement.

     We have been advised and for purposes of our opinion assume that SRAC will characterize all Notes issued under the Indenture as indebtedness of SRAC for all United States federal income tax purposes.

     This opinion does not address:

          (1) Special tax situations, such as dealers in securities or currencies, Holders whose functional currency is not the United States dollar, or persons holding Notes as a hedge against currency risk or as part of a larger integrated financial transaction;

          (2) Notes issued under the Indenture with a term of 12 months or less at issue prices of less than their stated redemption price at maturity, giving rise to original issue discount for federal income tax purposes;

          (3)  Notes issued under the Indenture providing for
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payments of principal in amounts to be determined by reference to an index;

          (4) Notes with original issue discount which are denominated in more than one currency; and

          (5) Notes with original issue discount with a term of more than five years from the date of issue and having a fixed yield to maturity that equals or exceeds the sum of the applicable federal rate for the calendar month in which the obligation is issued plus five percentage points, including Notes with maturities of more than five years that could have yields in excess of the applicable federal rate plus five percentage points because they provide for contingent or variable payments or because they are subject to redemption before maturity.

     On the basis of the foregoing, we are of the opinion that under present United States federal income and estate tax laws the principal United States federal income and estate tax consequences to persons holding Notes are as follows:

     In the opinion of Baker & McKenzie, all Notes issued under the Indenture will be properly characterized as indebtedness of SRAC, and SRAC will so characterize all such Notes for all United States federal income tax purposes. This characterization by SRAC will be binding on every Holder of a Note, unless the Holder discloses its inconsistent characterization on such Holder's federal income tax return. The Internal Revenue Service will not be bound by the characterization of the Notes by SRAC and the Holders.

United States Holders

     As used herein, "United States Holder" means a Holder of a Note who is, or which is, a United States Person. A "United States Person" is (i) a citizen or resident of the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, including the Commonwealth of Puerto Rico (the "United States"), (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any State and (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     Payments of Interest and Original Issue Discount. Stated interest on a Note (whether in a foreign currency or U.S. dollars) will be taxable to a United States Holder as ordinary interest income at the time it accrues or is paid in accordance with the United States Holder's method of accounting for tax purposes, subject to the discussion in the succeeding paragraphs.

     If Notes are issued at a discount from their stated redemption price at maturity equal to or more than one-fourth of one percent of the stated redemption price at maturity multiplied by the number of full years to maturity, such Notes will be original issue discount obligations ("Original Issue Discount Notes"). The difference between the issue price and the stated redemption price at maturity of each such Original Issue Discount Note will constitute original issue discount ("Original Issue Discount").
The stated redemption price at maturity will include all payments other than interest based on a fixed rate or, unless otherwise stated in a Pricing Supplement, a floating rate, payable unconditionally at intervals of one year or less during the entire term of the Original Issue Discount Notes ("Stated Interest").

     Each initial Holder of an Original Issue Discount Note will be required to include in gross income, in each taxable year during which the Original Issue Discount Note is held, a portion of the Original Issue Discount calculated on a yield to maturity basis in addition to Stated Interest, if any, paid on such Note, regardless of the United States Holder's method of accounting for tax purposes. A United States Holder should be aware that, because of the above original issue discount rules, such Holder will be required to include increasingly greater amounts of Original Issue Discount in gross income in each successive accrual period in advance of the receipt of the cash attributable to such Original Issue Discount income.

     A United States Holder of an Original Issue Discount Note must include in gross income the sum of the daily portions of Original Issue Discount with respect to an Original Issue Discount Note for each day during the taxable year such Holder holds such Note. The daily portion is determined by allocating to each day of the accrual period a ratable portion of an amount equal to the excess of (i) the Adjusted Issue Price (as defined below) of the Original Issue Discount Note at the beginning of the accrual period multiplied by the yield to maturity of such Note (determined by compounding at the close of each accrual period and adjusted for the length of the accrual period) over (ii) the amount payable as Stated Interest, if any, on such Note during such accrual period. United States Holders may accrue Original Issue Discount using accrual periods of any length, and such accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period must be no longer than one year and each scheduled payment of principal or interest must occur either on the final day of an accrual period or on the first day of an accrual period.

     The Adjusted Issue Price of an Original Issue Discount Note at the start of any accrual period is the issue price of the Original Issue Discount Note increased by the amount of Original Issue Discount accrued during all prior accrual periods. A United States Holder of an Original Issue Discount Note must include in income accrued Original Issue Discount regardless of whether such Holder uses a cash receipts and disbursements method of tax accounting or an accrual basis of tax accounting.

     The United States tax treatment of any Indexed Notes will be described in the applicable Pricing Supplement.

     The face of each Original Issue Discount Note will set forth the issue date, issue price, yield to maturity, amount of Original Issue Discount, and any other information required by Treasury regulations. SRAC will furnish to the Internal Revenue Service the amount of Original Issue Discount, the issue date and any additional information required by Treasury regulations. Holders, including subsequent Holders, will be required to determine for themselves the reportable amount of Original Issue Discount income for a year.

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     For a Holder who uses a cash receipts and disbursements basis of tax accounting, if a receipt of payment of stated interest is denominated in a foreign currency, the amount of interest income will be the U.S. dollar value of the foreign currency payment amount translated at the spot rate on the payment date, regardless of whether the payment is in fact converted to U.S. dollars. For a Holder who uses an accrual basis of tax accounting, if an accrual of interest is denominated in a foreign currency, the amount of interest income will be the U.S. dollar value of the amount of interest accrued in foreign currency translated at the appropriate accrual translation rate. The "appropriate accrual translation rate" is the average spot rate in effect during such accrual period or, at the Holder's election, the spot rate on the last day of such accrual period (or on the day of receipt of such interest if such day is within five days of the end of the applicable accrual period). If the latter translation convention is elected, such convention will apply with respect to all other debt instruments held by the Holder during or after the taxable year for which the election is made. Upon receipt of the interest payment in foreign currency or upon disposition of the Note, a Holder will recognize currency gain or loss with respect to the accrued interest equal to the difference between the Holder's accrued foreign currency interest income translated at the appropriate accrual translation rate and the U.S. dollar value of the foreign currency payment translated at the spot rate on the payment date, regardless of whether the payment is in fact converted to U.S. dollars.

     In the case of Original Issue Discount Notes, Treasury regulations provide similar rules for both cash basis and accrual basis United States Holders for calculating currency gain or loss with respect to accrued Original Issue Discount. Original Issue Discount will accrue in the currency in which the Note is denominated and will be translated into U.S. dollars at the appropriate accrual translation rate. Upon receipt of the accrued Original Issue Discount or the disposition of the Note, such a Holder will recognize currency gain or loss with respect to the accrued Original Issue Discount equal to the difference between the Holder's accrued Original Issue Discount income translated at the appropriate accrual translation rate and the U.S. dollar value of the foreign currency payment translated at the spot rate on the payment date or the date of disposition.

     Currency gain or loss recognized by a Holder upon receipt of a foreign currency payment will be treated as ordinary income or loss. In accordance with current Treasury regulations, currency gain or loss will not be treated as interest income or expense.

     If a United States Holder acquires a Note (including an Original Issue Discount Note) other than upon original issue for an amount less than the principal amount or, in the case of an Original Issue Discount Note, less than the Revised Issue Price (defined as the sum of the issue price of the Note and the aggregate amount of Original Issue Discount includible in gross income for all periods prior to the acquisition without regard to acquisition premium) of such Original Issue Discount Note on the date of acquisition, the Note may be considered to be a "market discount bond". As a result, a portion of the gain on the sale or redemption of the Note (see "United States Tax Considerations-- United States Holders--Purchase, Sale and Redemption of Notes") equal to the amount of market discount accrued with respect to the
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Note while it was held by the United States Holder will be treated as interest income. In addition, interest on indebtedness incurred or continued to purchase or carry a Note that is a market discount bond, to the extent that it exceeds in any year the interest (including Original Issue Discount) on the Note includible in the United States Holder's income for that year, may not be fully deductible in that year. The foregoing market discount rules will not apply if the United States Holder elects to include in income in each taxable year the portion of the market discount attributable to that year (accrued on either a straight line or constant interest rate basis) with respect to all market discount bonds acquired during or after the taxable year in which such election is made. In the case of a Note denominated in a foreign currency, the amount of market discount will be determined in units of foreign currency in which the Note is denominated. Unless the Holder elects to include in income in each taxable year such market discount, the resultant market discount is required to be translated at the spot rate on the date of sale or redemption of the Note. No part of such market discount is treated as currency gain or loss. If the Holder elects to include in income in each taxable year such market discount, the accrued market discount currently includible in income will be translated at the average spot rate for the accrual period. Currency gain or loss with respect to accrued market discount currently includible in income will be determined in a manner similar to that for accrued Original Issue Discount as discussed above.

     If a United States Holder acquires a Note for an amount more than the principal amount of the Note (or the stated redemption price at maturity of a Note that is an Original Issue Discount), a Holder may elect to amortize such bond premium on a yield to maturity basis. In the case of a Note denominated in a foreign currency, the amount of bond premium will be determined in units of the foreign currency in which the Note is denominated. If a Holder elects to amortize such bond premium, the amount of accrued bond premium in units of foreign currency in each taxable year will reduce interest income in units of foreign currency for such taxable year. Currency gain or loss will be taken into account with respect to accrued bond premium in each taxable year by treating the portion of premium amortized with respect to any period as a return of principal (see "United States Tax Considerations--United States Holders--Purchase, Sale and Redemption of Notes").

     Proposed Treasury regulations have been issued that, if finalized in their current form, would require a United States Holder that purchases a Note at a premium under a constant yield method. As proposed, the new rules will be applicable to debt instruments issued on or after 60 days after the regulations are published in final form. However, a holder may elect to apply the new rules to all Notes held on or after the first day of the taxable year that contains the day which is 60 days after the new regulations are published in final form.

     If a United States Holder acquires an Original Issue Discount Note other than upon original issue for an amount more than the Revised Issue Price of such Note on the date of acquisition, but less than the redemption price of such Note, such a Holder will be required to reduce each daily portion of accrued Original Issue Discount by an allocable portion of such acquisition premium. The allocable portion of such acquisition premium will be equal to the daily portion of accrued Original Issue Discount multiplied by a fraction (i) the numerator of which is the excess of the cost of the Original Issue Discount Note incurred by such Holder over the Revised Issue Price of such Note on the date of acquisition and
(ii) the denominator of which is the excess of the stated redemption price of the Original Issue Discount Note at maturity over the Revised Issue Price of such Note on the date of acquisition. In the case of an Original Issue Discount Note denominated in a foreign currency, the amount of acquisition premium will be determined in units of foreign currency in which the Note is denominated. The amount of the allocable portion of acquisition premium in units of foreign currency in each taxable year will reduce accrued Original Issue Discount in units of foreign currency for such taxable year. Currency gain or loss will be taken into account with respect to accrued acquisition premium in each taxable year by treating the portion of acquisition premium amortized with respect to any period as a return of principal (see "United States Tax Considerations--United States Holders--Purchase, Sale and Redemption of Notes").

     A Holder may elect to include in gross income its entire return on a Note (i.e., the excess of all remaining payments to be received on the Note over the amount paid for such Note by the Holder) based on the compounding of interest at a constant rate. This election for a Note with amortizable bond premium or market discount results in a deemed election to apply the same accrual principles to all of the Holder's debt instruments with amortizable bond premium or market discount. This election may be revoked only with the consent of the IRS.

     Purchase, Sale and Redemption of Notes. A United States Holder's tax basis in a Note will be its U.S. dollar cost. Such Holder's original tax basis in a Note will be increased by (i) the net amount of accrued Original Issue Discount included in income and (ii) the amount of accrued market discount included in income. Such Holder's tax basis in a Note will be decreased by (i) the amount of accrued bond premium and (ii) payments other than Stated Interest received by the Holder with respect to a Note. Although the issue has not yet been directly addressed by Treasury regulations, in the case of a Note denominated in a foreign currency, such Holder's original tax basis likely will be increased by (i) the net amount of accrued Original Issue Discount income in units of foreign currency translated at the appropriate accrual translation rate in effect during such accrual period and (ii) the amount of accrued market discount included in income in units of foreign currency translated at the average spot rate in effect during such accrual period. Such Holder's tax basis likely will be decreased by (i) payments treated as receipts of accrued bond premium in units of foreign currency translated at the spot rate on the date of acquisition; (ii) payments treated as receipts of accrued Original Issue Discount translated at the appropriate accrual translation rates, or accrued market discount translated at the average spot rate, for the relevant accrual period; and
(iii) payments treated as receipts of principal translated at the spot rate on the date of acquisition. In accordance with current Treasury regulations, payments in units of foreign currency received on a Note by such a Holder will be treated first as a receipt of Stated Interest, second as a receipt of Original Issue Discount to the extent accrued, and finally as a receipt of principal.

     Subject to the discussion below and the discussion of Notes which are market discount bonds (see "United States Tax Considerations--United States Holders--Payments of Interest and Original Issue Discount"), upon the sale or redemption of a Note, a United States Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale or redemption of the Note and the tax basis of the Note. The amount realized on a sale or redemption of a Note denominated in a foreign currency will be equal to the sale proceeds or redemption price in units of foreign currency translated at the spot rate on the date of sale or redemption. Except to the extent described in the next paragraph or described in "United States Tax Considerations--United States Holders--Payments of Interest and Original Issue Discount", gain or loss will be long-term capital gain or loss if at the time of the sale or redemption the Note has been held for more than one year.

     Except to the extent described in the discussion of market discount bonds (see "United States Tax Considerations--United States Holders--Payments of Interest and Original Issue Discount"), the portion of the gain or loss recognized by a United States Holder on the sale or redemption of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. If a United States Holder acquires a Note denominated in a foreign currency on or after the date of original issue, such Holder's currency gain or loss with respect to principal will be calculated by multiplying the principal amount in units of foreign currency by the change in spot rates between the date such Holder acquired the Note and the date it was sold or redeemed. For purposes of computing currency gain or loss, the principal amount of a Note will be a Holder's purchase price for the Note in units of foreign currency. The sum of any currency gain or loss with respect to the principal of and accrued but unpaid interest (including accrued but unpaid Original Issue Discount, if any) on a Note will be realized only to the extent of the total gain or loss realized on the sale or redemption.

     Exchange of Foreign Currency. Foreign currency received as interest on a Note or on the sale or redemption of a Note will have a tax basis equal to its U.S. dollar value (translated at the spot rate) at the time such interest is received or at the time of sale or redemption of the Note. Foreign currency purchased will generally have a tax basis equal to the U.S. dollar cost of acquisition. Any gain or loss recognized on a sale or other disposition of the foreign currency (including its use to purchase Notes or its exchange for U.S. dollars) will be ordinary income or loss.


Foreign Holders

     U.S. Withholding Tax. Under United States federal income tax laws now in effect, and subject to the discussion of backup withholding which follows, payments by SRAC or any paying agent thereof (in its capacity as such) of principal of and interest (including payments of Original Issue Discount, if any) on (and premium, if any, on) a Note to a Holder who is not a United States Person will not be subject to United States federal withholding tax, provided in the case of interest (including payments of Original Issue Discount, if any) that (i) such Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of SRAC entitled to vote; (ii) such Holder is not a controlled foreign corporation for United States tax purposes with respect to which SRAC is a "related person" as defined in the Code; and (iii) (A) the beneficial owner of the Note provides a signed written statement to SRAC or its agent, under penalties of perjury, that certifies that it is not a United States Person and provides its name and address, (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Note on behalf of the beneficial owner provides an intermediary certificate to SRAC or its agent under penalties of perjury that such a statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the payor with a copy thereof, or (C) a securities clearing organization that is the last intermediary in the chain before SRAC or its agent (a "qualified clearing organization") electronically provides an intermediary certificate to SRAC or its agent under penalties of perjury that such a statement has been received from the beneficial owner by it or by an intermediary that is a member of the qualified clearing organization and agrees to furnish (or to cause the relevant member intermediary to furnish) promptly upon the request of SRAC or the Internal Revenue Service such statement. A statement described in this paragraph is effective only with respect to interest payments made to the certifying Holder after the issuance of the statement in the calendar year of its issuance and the two immediately succeeding calendar years.

     U.S. Income Tax. Except for the possible imposition of United States withholding tax (see "United States Tax Considerations-- Foreign Holders--U.S. Withholding Tax") and backup withholding tax (see "United States Tax Considerations--Backup Withholding"), payments of principal of and interest (including accrued Original Issue Discount, if any) on (and premium, if any, on) a Note to a Holder who is not a United States Person will not be subject to United States federal income tax, and gains from the sale, redemption or other disposition of a Note will not be subject to United States federal income tax, provided that:

     (a) The Holder (or the fiduciary, settlor, or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or trust; or a partner of such Holder, if such Holder is a partnership) shall not be or have been engaged in a trade or business, or be or have been present in, or have or have had a permanent establishment in the United States;

     (b) There shall not have been a present or former connection between such Holder (or between the fiduciary, settlor, or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or trust; or a partner of such Holder, if such Holder is a partnership) and the United States, including, without limitation, such Holder's status as a citizen or former citizen thereof or resident or former resident thereof; and

     (c) The Holder (or the fiduciary, settlor, or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or trust; or a partner of such Holder, if such Holder is a partnership) is not and has not been, for United States tax purposes, (i) a personal holding company, (ii) a corporation that accumulates earnings to avoid United States federal income tax, or
(iii) a person treated as making an election the effect of which is to make payments of principal of and interest (including accrued Original Issue Discount, if any) on (and premium, if any, on) Notes subject to United States federal income tax.

     If a Holder who is not a United States Person is engaged in a trade or business in the United States and interest (including accrued Original Issue Discount, if any), gain or income in respect of a Note of such Holder is effectively connected with the conduct of such trade or business, the Holder, although exempt from the withholding tax discussed in the preceding paragraphs, may be subject to United States income tax on such interest (including accrued Original Issue Discount, if any), gain or income at the statutory rates provided for United States Persons after deduction of deductible expenses allocable to such effectively connected interest, gain or income. In addition, if such a Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies under a United States income tax treaty with the Holder's country of residence. For this purpose, interest (including accrued Original Issue Discount, if any), gain or income in respect of a Note will be included in earnings and profits subject to the branch tax if the interest (including accrued Original Issue Discount, if any), gain or income is effectively connected with the conduct of the United States trade or business of the Holder.

     U.S. Estate Tax. A Note held by an individual who at the time of death is not a citizen or resident of the United States will generally not be subject to United States federal estate tax if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of SRAC and interest (including accrued Original Issue Discount, if any) on the
Note is not effectively connected with a United States trade or business of the individual.


Backup Withholding

     A 31% "backup" withholding tax and information reporting requirements apply to certain payments of principal of and interest (including payments of Original Issue Discount, if any) on (and premium, if any, on) an obligation, and to proceeds of the sale of an obligation before maturity, to certain noncorporate United States Holders, if such Holders fail to provide correct taxpayer identification numbers and other information or fail to comply with certain other requirements. SRAC, its paying agent, or a broker, as the case may be, will be required to withhold from any payment that is subject to backup withholding, a tax equal to 31% of such payment unless the Holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations and certain other conditions are met.

     In the case of payments of principal of and interest (including payments of Original Issue Discount, if any) on (and premium, if any, on) Notes by SRAC or paying agents of SRAC to Holders who are not United States Persons, temporary Treasury regulations provide that backup withholding and information reporting will not apply if the Holder has provided the required certification of its non-United States status under penalties of perjury or has otherwise established an exemption (provided that neither SRAC nor its paying agent has actual knowledge that the Holder is a United States Person or the conditions of any other exemption are not in fact satisfied). In addition, if payment is collected by a foreign office of a custodian, nominee or other agent acting on behalf of an owner of a Note, such custodian, nominee or other agent will not be required to apply backup withholding to its payments to such owner. However, in such case if the custodian, nominee or other agent is a United States Person, a controlled foreign corporation for United States federal income tax purposes, or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period, such custodian, nominee or other agent will be subject to certain information reporting requirements with respect to such payment unless such custodian, nominee or other agent has evidence in its records that the Holder is not a United States Person and no actual knowledge that such evidence is false or the Holder otherwise establishes an exemption or is an exempt recipient. An exempt recipient includes a bank, corporation or Financial Institution.

     Under current regulations, payments of the proceeds of the sale of a Note by a Holder who is not a United States Person to or through a foreign office of a broker will not be subject to backup withholding. Payments by foreign offices of a broker that is a United States Person, a controlled foreign corporation for United States federal income tax purposes or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period are currently subject to certain information reporting requirements, unless the payee is an exempt recipient or the broker has evidence in its records that the payee is not a United States Person and no actual knowledge that such evidence is false. Payments of the proceeds of a sale to or through the United States office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalty of perjury that he is not a United States Person and provides his name and address or the payee otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a refund or a credit against such Holder's United States federal income tax, provided that the required information is furnished to the United States Internal Revenue Service.

     The foregoing is based on the Internal Revenue Code of 1986, as amended, regulations, rulings, administrative pronouncements and judicial decisions as of the date hereof. Subsequent developments in these areas could have a material effect on this opinion.

     We hereby confirm that, as of the date hereof, the statements as to United States law in the Prospectus Supplement contained under the caption "United States Tax Considerations" are correct. We hereby consent to the use of our opinion as set forth in the Prospectus Supplement and the reference to our firm in said Supplement.

     The Chase Manhattan Bank, N.A., as Trustee, may rely on this opinion as if it were addressed to them.

                                   Very truly yours,


                                   /s/ Baker & McKenzie

                                   BAKER & MCKENZIE

RHD/LGH/JOD